Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Increases Share Repurchase

Authorization to $6 Billion; Increases Dividend by 8%

DEERFIELD, Ill. – Aug. 7, 2013 – Mondelez International, Inc. announced today that its Board of Directors approved an increase in the company’s share repurchase authorization and an increase in its quarterly dividend.

“The Board’s actions reflect confidence in our future, our balance sheet strength and our commitment to create value for shareholders,” said Irene Rosenfeld, Chairman and CEO. “We believe that the combination of strong top-line growth in emerging markets, double-digit EPS gains, higher dividends and a substantial increase in share buybacks creates a highly attractive mix that will deliver superior shareholder returns.”

The Board of Directors approved a significant increase in the company’s current share repurchase program. The company is now authorized to repurchase up to $6 billion of Mondelēz International Class A Common Stock through 2016, up from $1.2 billion under the previous authorization. The company expects to purchase $1-2 billion annually. Repurchases will be subject to market conditions and other factors.

The Board also declared a regular quarterly dividend of $0.14 per common share of Class A stock, an increase of $0.01 per share, or 8 percent. The dividend is payable on Oct. 15, 2013, to stockholders of record as of Sept. 30, 2013. This is the first increase in the company’s dividend since 2008.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “future,” “commitment,” “growth,” “gains,” “deliver,” “expect” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: creating value for shareholders, shareholder returns, and future dividends and share repurchases. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, continued volatility of commodity and other input costs, pricing actions, continued global economic weakness, risks from operating globally and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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